Ex. 99.4

UBS Bank USA
KM

IMPORTANT NOTICE ON INTEREST RATES AND PAYMENTS

Credit Line Account	Account Number

Collateral Account	Account Number

This document contains important information regarding the interest rate and interest payments on your Credit Line. You should carefully review this Notice and your Credit Line Application and Agreement, including the Addendum, (the “Agreement”) and speak to your Financial Advisor regarding any questions or concerns you may have with your Agreement. Defined terms used in this Notice have the respective meanings set forth in the Agreement unless defined in this Notice.

The Agreement provides you with a “no net cost” Credit Line. This means that the interest that you pay on the Credit Line Obligations will not exceed the interest that you receive on the Auction Rate Securities that you have pledged to the Bank as security for the Credit Line and which are held in the Collateral Account. Although you may be able to capitalize interest you will not be charged interest on interest.

The Credit Line statements that you receive from the Bank while the Credit Line is outstanding are for information purposes only. The interest charge(s) on these statements are approximations due to timing and systems limitations. You will receive a final confirmation from the Bank of the interest charged on the Credit Line. This does not change the “no net cost” nature of the Credit Line.

If you have Taxable Student Loan Auction Rate Securities pledged as Collateral you may not receive an interest payment in months in which you are charged interest on the Credit Line. Certain taxable student loan ARS made high interest rate payments to UBSFS investors for several months during the first half of 2008, and then ceased making interest payments in subsequent months. These taxable student loan ARS will not make any further interest payments until a future date determined in accordance with the terms of the Auction Rate Securities. For the purpose of determining loan interest payments for loans against these Taxable Student Loan Auction Rate Securities, the high interest payments will be taken into consideration (and the interest rate annualized). For example, you will be charged (i) for the period from the date of the Addendum through and including January 21, 2009, the applicable coupon rate(s) on the Taxable Student Loan Auction Rate Securities and (ii) from January 22, 2009 and thereafter you will be charged that average annualized rate (e.g., T-bills plus 120 basis points), for each month in which your loan is outstanding, including months for which the annualized interest was paid in a prior month and for which no additional or current payment is being made to you.

Interest on the Credit Line accrues daily and is charged in accordance with the Bank’s regular interest billing cycle. The Bank’s billing cycle may not be the same as the cycle on which the Auction Rate Securities pay interest.

Please acknowledge your receipt and review of this Notice by signing below.

11/6/08	DON KLUMB, Chief Financial Officer/CEO	/s/ Don Klumb
Date	Print Name and Title	Signature
11/6/08	RICHARD NESPOLA, Chief Executive Officer/CEO	/s/ Richard Nespola
Date	Print Name and Title	Signature

		Date:	11/6	, 2008